Exhibit 99.1

FBL Financial Group Reports Third Quarter 2009 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--November 5, 2009--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended September 30,
	2009	2008
Net income attributable to FBL Financial Group	$15,915	$11,216
Operating income	23,008	18,672
Earnings per common share (assuming dilution):
Net income	0.53	0.37
Operating income	0.76	0.62

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2009 of $15.9 million, or $0.53 per diluted common share. This compares to a net income of $11.2 million, or $0.37 per diluted common share, for the third quarter of 2008.

Operating Income(1). Operating income totaled $23.0 million for the third quarter of 2009, compared to $18.7 million for the third quarter of 2008. Operating income per common share totaled $0.76 in the third quarter of 2009, a 23 percent increase over the $0.62 reported in the third quarter of 2008. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

Commenting on FBL’s third quarter results, Chief Executive Officer James E. Hohmann stated, “FBL Financial Group delivered strong third quarter results with a 43 percent increase in net income per share and a 23 percent increase in operating income per share. This performance reflects the solid fundamentals of Farm Bureau Life Insurance Company as well as favorable mortality experience and improved equity markets. In addition, steps we have taken to strengthen the balance sheet combined with improvement in general market and economic conditions, have resulted in a decrease in unrealized losses in the investment portfolio, which contributed to a 42% increase in book value per share from the second quarter end.”

Hohmann added, “Our focus through the balance of 2009 remains on building capital strength and managing the risk profile of the company. We recently announced a reinsurance transaction which will increase EquiTrust Life’s risk based capital ratio by approximately 20 percentage points and we continue to evaluate a number of other opportunities for further improving our capital position.”

Capital and Liquidity.

  FBL Financial Group estimates its subsidiaries have third quarter 2009 company action level risk based capital ratio of approximately 357 percent for Farm Bureau Life Insurance Company and approximately 286 percent for EquiTrust Life Insurance Company (pro forma for the October 1, 2009 reinsurance transaction).
  FBL Financial Group does not have any principal payments of debt due until 2011, which is $100 million of senior notes due to affiliates.
  FBL Financial Group maintains liquidity in the form of short-term investments and cash and cash equivalents, which as of September 30, 2009 totaled $339 million.

Book Value Increase. As of September 30, 2009, the book value per share of FBL Financial Group common stock totaled $27.56, an increase of 226 percent from $8.46 at December 31, 2008. This reflects the positive third quarter results as well as significant improvement in FBL Financial Group’s net unrealized loss position in its fixed maturity investment portfolio, which declined by $1,103.9 million from year end to $435.8 million at September 30, 2009. Book value per share, excluding accumulated other comprehensive loss(2), increased to $31.40 at September 30, 2009, from $30.00 at December 31, 2008.

Product Revenues Up. Premiums and product charges for the third quarter of 2009 increased five percent to $72.5 million from $69.2 million in the third quarter of 2008. Interest sensitive and index product charges increased six percent, primarily due to surrender charges on annuity products, while traditional life insurance premiums increased four percent.

Premiums collected(3) in the third quarter of 2009 totaled $199.3 million compared to $650.9 million in the third quarter of 2008. The Farm Bureau Life distribution channel had third quarter 2009 premiums collected of $145.6 million compared to third quarter 2008 premiums collected of $147.3 million. This reflects a one percent decrease in traditional annuity sales, a four percent increase in traditional and universal life insurance sales and a 12 percent decrease in variable sales. The EquiTrust Life independent channel had $47.4 million of premiums collected in the third quarter of 2009, a decrease from $496.1 million in the third quarter of 2008, reflecting a variety of changes made earlier in 2009 in order to preserve capital.

Investment Income. Net investment income in the third quarter of 2009 totaled $180.2 million compared to $181.9 million in the third quarter of 2008. This slight decrease is due to a decrease in short-term rates and holding higher cash and short-term investment balances in order to maintain a more liquid financial position. The annualized yield earned on average invested assets, with securities at cost, was 6.09 percent for the nine months ended September 30, 2009, compared to 6.11 percent for the nine months ended September 30, 2008. At September 30, 2009, 93 percent of the fixed maturity securities in FBL Financial Group’s investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group’s reported derivative income of $49.4 million in the third quarter of 2009 compared to a derivative loss of $41.0 million in the third quarter of 2008. Derivative income (loss) primarily reflects the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives.

Realized Gains on Investments. In the third quarter of 2009, FBL Financial Group recognized net realized gains on investments of $0.9 million compared to net realized losses on investments of $27.2 million in the third quarter of 2008. The net realized gain on investments of $0.9 million is attributable to gains on sales of $8.9 million, losses on sales of $6.4 million and impairments due to credit losses of $1.6 million.

Benefits and Expenses. Benefits and expenses totaled $284.0 million in the third quarter of 2009, an increase from $173.5 million in the third quarter of 2008, primarily reflecting the change in the value of index product embedded derivatives. Mortality experience was favorable with death benefits totaling $21.7 million in the third quarter of 2009, compared to $27.5 million in the third quarter of 2008. By its nature, mortality experience can fluctuate from quarter to quarter. Underwriting, acquisition and insurance expenses reflect a decline in amortization of deferred policy acquisition costs, primarily in the variable segment due to improved equity market performance.

Further Financial Information. Further information on FBL Financial Group’s financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Reinsurance Transaction. As previously announced, FBL Financial Group entered into a reinsurance transaction whereby EMC National Life Company recaptured a block of annuities and life insurance policies with reserves totaling $249.8 million. This transaction had an effective date of October 1, 2009. As a result of this transaction, FBL Financial Group expects to record an after-tax gain of $9.4 million in the fourth quarter.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 6, 2009, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group’s prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group’s reports filed with the Securities and Exchange Commission and include, but are not limited to, the current difficult financial markets, the current state of the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2009	2008	2009	2008
REVENUES
Interest sensitive and index product charges	$34,915	$32,931	$129,046	$93,837
Traditional life insurance premiums	37,576	36,282	116,484	111,184
Net investment income	180,168	181,888	547,009	522,555
Derivative income (loss)	49,426	(40,951)	41,825	(171,532)
Net realized capital gains (losses) on sales of investments	2,494	(913)	37,973	3,093

Total other-than-temporary impairment losses	(8,581)	(26,243)	(88,432)	(133,617)
Non-credit portion in other comprehensive loss	6,957	-	37,780	-
Net impairment loss recognized in earnings	(1,624)	(26,243)	(50,652)	(133,617)

Other income	4,588	6,545	13,835	19,365
Total revenues	307,543	189,539	835,520	444,885

BENEFITS AND EXPENSES
Interest sensitive and index product benefits	95,360	111,074	319,198	320,312
Change in value of index product embedded derivatives	96,371	(37,529)	139,052	(171,020)
Traditional life insurance benefits	23,407	23,353	69,964	73,207
Increase in traditional life future policy benefits	9,991	11,084	29,819	33,511
Distributions to participating policyholders	4,760	4,813	14,738	15,106
Underwriting, acquisition and insurance expenses	43,891	50,676	172,057	144,359
Interest expense	6,116	4,464	19,164	13,363
Other expenses	4,103	5,585	14,583	17,677
Total benefits and expenses	283,999	173,520	778,575	446,515
	23,544	16,019	56,945	(1,630)
Income taxes	(7,802)	(4,904)	(18,528)	2,634
Equity income, net of related income taxes	140	86	301	44
Net income	15,882	11,201	38,718	1,048
Net loss attributable to noncontrolling interest	33	15	125	31
Net income attributable to FBL Financial Group, Inc.	$15,915	$11,216	$38,843	$1,079

Earnings per common share - assuming dilution	$0.53	$0.37	$1.29	$0.03

Weighted average common shares	30,090,494	29,900,149	29,996,104	29,883,794
Effect of dilutive securities	120,419	150,901	88,239	236,488
Weighted average common shares – diluted	30,210,913	30,051,050	30,084,343	30,120,282

(1) Reconciliation of Net Income attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income attributable to FBL Financial Group, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor’s understanding of FBL Financial Group’s underlying results and profitability. A reconciliation is provided in the following table (dollars in thousands, except per share data):

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2009	2008	2009	2008
Net income attributable to FBL Financial Group	$15,915	$11,216	$38,843	$1,079
Adjustments:
Net realized gains/losses on investments (a)	1,853	12,726	12,955	67,533
Change in net unrealized gains/losses on derivatives (a)	5,240	(5,270)	4,883	(13,744)
Operating income	$23,008	$18,672	$56,681	$54,868

Operating income per common share – assuming dilution	$0.76	$0.62	$1.88	$1.82

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss - Unaudited

	Sept. 30,	Dec. 31,
	2009	2008
Book value per share	$27.56	$8.46
Less: Per share impact of accumulated other
comprehensive loss	(3.84)	(21.54)
Book value per share,
excluding accumulated other comprehensive loss	$31.40	$30.00

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $117.0 million at September 30, 2009 and $649.8 million at December 31, 2008. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

(3) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	Sept. 30,	Dec. 31,
	2009	2008
Assets
Investments	$11,884,287	$10,854,059
Cash and cash equivalents	12,892	37,710
Deferred policy acquisition costs	1,120,121	1,365,609
Deferred sales inducements	356,193	420,147
Other assets	470,157	805,869
Assets held in separate accounts	677,142	577,420
Total assets	$14,520,792	$14,060,814

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,790,441	$11,933,392
Other policyholders’ funds	696,100	682,599
Debt	371,064	430,451
Other liabilities	143,729	178,491
Liabilities related to separate accounts	677,142	577,420
Total liabilities	13,678,476	13,802,353

Stockholders’ equity
FBL Financial Group, Inc. stockholders’ equity:
Preferred stock	3,000	3,000
Class A common stock	108,274	104,090
Class B common stock	7,522	7,522
Accumulated other comprehensive loss	(116,996)	(649,758)
Retained earnings	840,410	793,511
Total FBL Financial Group, Inc. stockholders’ equity	842,210	258,365
Noncontrolling interest	106	96
Total stockholders’ equity	842,316	258,461
Total liabilities and stockholders’ equity	$14,520,792	$14,060,814

Common Shares Outstanding	30,452,023	30,168,879

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com